UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GLOBALSTAR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLOBALSTAR, INC.

300 Holiday Square Blvd.
Covington, LA 70433

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 17, 2011

Dear Stockholder:

It is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of Globalstar, Inc.

The meeting will be held at our headquarters at 300 Holiday Square Blvd., Covington, LA 70433 at 10 a.m. Central Time on May 17, 2011.  At the meeting, you will be asked to:

(1)	Elect John Kneuer and James F. Lynch as the two Class B Directors;

(2)	Ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2011;

(3)	Approve, by a non-binding advisory vote, the compensation of our named executive officers;

(4)	Recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation; and

(5)	Consider any other matters that may properly be brought before the meeting.

Your vote is important.  To ensure that your shares are voted at the meeting, we encourage you to act promptly.  Please vote, sign, date and return the enclosed proxy card.

 We look forward to seeing you at the meeting.

Sincerely,

James Monroe III
Chairman of the Board
Covington, Louisiana
April 11, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 17, 2011
The proxy statement and annual report are available at www.globalstar.com.

TABLE OF CONTENTS

Information about the Meeting, Voting and Attendance	1
Security Ownership of Principal Stockholders and Management	3
Discussion of Proposals to be Voted on:	4
Proposal 1: Election of Directors	4
Proposal 2: Ratification of Independent Registered Accounting Firm	7
Proposal 3: Approval of Executive Compensation	8
Proposal 4: Recommendation of Frequency of Approval of Executive Compensation	8
Information about the Board and its Committees	9
Compensation of Directors	13
Executive Officers	13
Compensation of Executive Officers	14
Compensation Discussion and Analysis	14
Summary Information	16
Equity Compensation Plan Information	21
Other Information	21

PROXY STATEMENT

GLOBALSTAR, INC.
Annual Meeting of Stockholders
May 17, 2011

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE

We are sending you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote your stock at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”).  At the Annual Meeting, stockholders will be asked to elect two Class B Directors, ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm, approve by advisory vote the compensation paid to our named executive officers, and recommend by advisory vote the frequency at which stockholders will be asked to approve the compensation paid to our named executive officers in the future, and to consider any other matters that may properly be brought before the meeting.  You are invited to attend the Annual Meeting, where you may vote your stock directly.  However, whether or not you attend the Annual Meeting, you may vote by proxy as described on the next page.

We expect to begin mailing these proxy materials on or about April 14, 2011 to stockholders of record at the close of business on April 6, 2011 (the “Record Date”).

Who Can Vote

Only holders of our voting common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting.  On the Record Date, there were 292,453,391 shares of voting common stock outstanding and entitled to vote.  Each share of voting common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the Annual Meeting.  Holders of our nonvoting common stock are not entitled to vote those shares at the Annual Meeting and will not be included in determining a quorum or the number of votes required for passage of matters at the Annual Meeting.  Unless the context otherwise requires, references to common stock in this proxy statement mean our voting common stock.

Shares Held of Record— If you are a stockholder of record, you can vote before or at the Annual Meeting on the matters to be presented in either of the ways described below.  If you vote by proxy card, you are authorizing the persons named on the enclosed proxy card (the “management proxies”) to vote your stock in the manner you direct.

•	By Mail — You may vote by completing, signing, dating and returning the enclosed proxy card. For your vote to be counted, this proxy card must be received by the close of business on May 16, 2011.

•	In Person — You may come to the Annual Meeting and cast your vote there.

Stock Held in “Street Name” — If your stock is held in the name of your broker, bank or other nominee on the Record Date, the nominee should be contacting you to seek your instructions on how to vote.  If you do not instruct your nominee before the Annual Meeting as to how you wish to vote, then under currently applicable rules the nominee will have discretionary authority to vote your stock on the ratification of the appointment of our independent registered public accounting firm but will not have discretion to vote your stock on the election of directors or the other matters on the ballot.

Voting Authority of Management Proxies

If you are a stockholder of record and you vote by proxy, the management proxies will vote as directed by you.  If you are a stockholder of record and you send in a properly executed proxy card without specific voting instructions, your shares of common stock represented by the proxy will be voted as recommended by the Board, namely:

•	FOR the election of all nominees for director.
•	FOR the ratification of the appointment of our independent accounting firm.
•	FOR the advisory vote to approve the compensation of our named executive officers.
•	FOR the advisory vote to approve a triennial advisory vote on executive compensation.

Our Chairman and controlling stockholder, Mr. James Monroe III, has informed us that he intends to vote, on behalf of himself and the entities he controls, in favor of the three proposals and for a three year frequency vote for approving executive compensation, which assures approval of all of the proposals in accordance with the Board recommendations.

Other Business — We are not aware of any other matter that is expected to be acted on at the Annual Meeting.

How to Change or Revoke Your Proxy Vote

Shares Held of Record— If you send in a proxy card and later want to change or revoke your vote, you may do so at any time provided that your instructions are received before voting by proxy closes at the close of business on May 2, 2011 or if you vote at the meeting.  You may change or revoke your vote in any of the following ways:

•	by mailing new voting instructions to us on a proxy card with a later date;
•	by notifying our Corporate Secretary in writing (at the address listed at the end of this proxy statement) that you have revoked your proxy; or
•	by voting in person at the Annual Meeting.

Shares Held in “Street Name” — You should follow the instructions given to you by your broker or nominee on how to change or revoke your vote.

You may use any of these methods to change your vote, regardless of the method used previously to submit your vote.  Representatives of Computershare will count only the most recent vote received and serve as the independent inspectors of election for the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will exist if holders of a majority of the shares of common stock entitled to vote at the meeting (146,226,696 shares) are present in person or by proxy.  Abstentions, broker non-votes and votes withheld from director nominees count as shares of common stock present at the meeting for purposes of establishing a quorum.

Method and Cost of Soliciting Proxies

We have asked banks, brokers and other financial institutions, nominees and fiduciaries to forward our proxy material to beneficial owners and to obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so.  Proxies also may be solicited by our management, without additional compensation, through the mail, in person, or by telephone or electronic means.

Admission to the Meeting

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders of record and beneficial owners of our common stock.  If your common stock is registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date.  If your common stock is held through a broker or a bank, you must bring to the meeting proof of your beneficial ownership of the stock.  This could consist of, for example, a bank or brokerage firm account statement that shows your ownership as of the Record Date or a letter from your bank or broker confirming your ownership as of the Record Date.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows (i) the number of shares of common stock beneficially owned as of the Record Date by each director and nominee for director, by each current executive officer named in the Summary Compensation Table, and by all directors, nominees and executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of our common stock, our only voting securities, on April 6, 2011 based upon 292,453,391 shares of common stock outstanding as of that date.  Holders of our common stock are entitled to one vote per share.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner(1)	Shares	Percent of Class
James Monroe III Globalstar Holdings, LLC Thermo Funding Company LLC Globalstar Satellite, L.P.(2)	234,877,625	68.9%

Columbia Wanger Asset Management, L.P. (3)	18,938,900	6.5%

Steelhead Partners, LLC (“Steelhead”); Steelhead Navigator Master, L.P. (“Navigator”); James Michael Johnston (“Johnston”); Brian Katz Klein (“Klein”) (4)	19,239,435	6.2%

Peter J. Dalton(5)	1,900,498	*
William A. Hasler(6)	200,000	*
John Kneuer(6)	200,000	*
James F. Lynch(6)	200,000	*
J. Patrick McIntyre(7)	457,983	*
Richard S. Roberts(6)	200,000	*
Dirk Wild(8)	0	*
Anthony J. Navarra	703,602	*
L. Barbee Ponder(9)	0	*
Joseph Barnett(10)	0	*
All directors and executive officers as a group (11 persons) (2)(5)(6)(7)(8)(9)(10)	238,739,708	69.3%

*Less than 1% of outstanding shares.

1.
“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense.  Stock is “beneficially owned” if a person has or shares the power (a) to vote it or direct its vote or (b) to sell it or direct its sale, even if the person has no financial interest in the stock.  Also, stock that a person has the right to acquire, such as through the exercise of options or warrants or the conversion of notes, within 60 days is considered to be “beneficially owned.”  These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.

2.
The address of Mr. Monroe, Globalstar Holdings, LLC, Globalstar Satellite, L.P. and Thermo Funding Company LLC is 1735 Nineteenth Street, Denver, CO 80202.  This number includes 38,640,750 shares held by Globalstar Holdings, LLC, 146,465,355 shares held by Thermo Funding Company LLC, 618,558 shares held by Globalstar Satellite, L.P., and 515,000 shares held by Mr. Monroe’s trust.  Under SEC rules noted in footnote 1, Mr. Monroe also beneficially owns 200,000 shares pursuant to vested options; 19,275,750 shares issuable to Thermo Funding Company upon conversion of our nonvoting common stock held by it; 7,153,413 shares issuable to his trust upon conversion of our 8% Convertible Senior Unsecured Notes (assuming the base conversion rate applies) held by the trust; and 22,008,799 shares issuable to his trust or Thermo Funding upon exercise of certain warrants.  This would represent approximately 73% ownership.  The terms of the nonvoting common stock and the warrants prohibit conversions and exercises if the resulting ownership for Thermo entities and affiliates would represent 70% or more of our outstanding voting stock.  Mr. Monroe controls, either directly or indirectly, each of Globalstar Satellite, L.P., Globalstar Holdings, LLC and Thermo Funding and, therefore, is deemed the beneficial owner of the common stock held by these entities.

3.
Based on information provided by Columbia Wanger Asset Management, L.P., a registered investment adviser, in Amendment #5 to Schedule 13G filed on February 8, 2011.  The shares reported include those owned by Columbia Acorn Trust.  The address of Columbia Wanger Asset Management, L.P. is 227 W. Monroe Street, Suite 3000, Chicago, IL 60606.

4.
Based on information provided by Steelhead in Amendment #2 to Schedule 13G filed April 6, 2011.  The address of Steelhead, Johnston, Klein and Navigator is 1301 First Avenue, Suite 201, Seattle, WA 98101.  Steelhead and Navigator reported sole voting and investment power over 19,239,435 shares of common stock and Johnston and Klein reported shared voting and investment power over the same number of shares as member-managers of Steelhead.  Steelhead, Johnston and Klein disclaim beneficial ownership.  The shares reported reflect shares that may be issued upon the exercise of outstanding warrants and the conversion of convertible notes held by Navigator.

5.
Includes 1,900,000 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.  Excludes options to purchase 1,500,000 shares of common stock that become exercisable if the price of our common stock exceeds $3.00 for 20 consecutive trading days.

6.
Includes 200,000 shares of common stock that he may acquire upon the exercise of a currently exercisable stock options.  For Mr. Kneuer, options to purchase 100,000 shares of common stock are subject to forfeiture based on continued service as a director.

7.	Includes 400,000 shares of common stock that he may acquire upon the exercise of a currently exercisable stock option.
8.	Excludes options to purchase 400,000 shares of common stock that may become exercisable more than 60 days after the Record Date; options to purchase 200,000 of these shares are performance-based.
9.	Excludes options to purchase 200,000 shares of common stock that become exercisable more than 60 days after the Record Date.
10.	Excludes options to purchase 50,000 shares of common stock that become exercisable more than 60 days after the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of any class of our equity securities to file forms with the SEC and Nasdaq reporting their ownership and any changes in their ownership of those securities.  These persons also must provide us with copies of these forms when filed.  Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements were complied with during and for 2010, except for one transaction for each of Messrs. Monroe, Wild and Ponder, which was reported late.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1:  ELECTION OF DIRECTORS

Our bylaws provide for a Board of seven members.  The Board currently consists of seven members.

Our Board is divided into three classes, with staggered three-year terms.  Each of Class A and B consists of two directors, and Class C consists of three directors.  The terms of the directors of each class expire at the annual meetings of stockholders to be held in 2011 (Class B), 2012 (Class C) and 2013 (Class A).  At each annual meeting of stockholders, one class of directors will be elected for a term of three years to succeed the directors whose terms are expiring.  The current Directors are:  Class A – Richard S. Roberts and J. Patrick McIntyre; Class B – John Kneuer and James F. Lynch; and Class C – Peter J. Dalton, William A. Hasler and James Monroe III.

Upon recommendation of the Nominating and Governance Committee, the Board has nominated John Kneuer and James F. Lynch for election as Class B Directors at the Annual Meeting due, in part, to each nominee’s business experience, qualifications, skills and attributes described below. Each of these nominees has consented to being named in this proxy statement and has agreed to serve if elected.  If you elect them, they will hold office until the annual meeting to be held in 2014 or until their successors have been elected and qualified.  The Board is not aware of any reason why either nominee would be unable to serve as a director if elected. If prior to the Annual Meeting either nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board, although proxies may not be voted for more than two nominees.  If any director resigns, dies or is otherwise unable to serve out his term, or if the Board increases the number of directors, the Board may fill the vacancy for the balance of that director’s term.  Under our Bylaws, only the Board may fill vacancies on the Board.

Information about Nominees for Director

The nominees for election as Class B Directors are as follows:

Class B

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

John Kneuer Age 42 Director since February 2011	Audit
Mr. Kneuer is currently President of JKC Consulting and a Senior Partner of Fairfax Media Partners, LLC.  From October 2003 to November 2007, Mr. Kneuer served first as the Deputy Assistant Secretary, and then as the Assistant Secretary of Commerce for Communications and Information. As Assistant Secretary, Mr. Kneuer was the principal advisor to the President of the United States on telecommunications policy and the Administrator of the National Telecommunications and Information Administration.

Mr. Kneuer provides the Board with strong knowledge and insight into telecommunications regulation in the United States and abroad.

James F. Lynch Age 53 Director since December 2003
Mr. Lynch has been Managing Partner of Thermo Capital Partners, L.L.C., a private equity investment firm, since October 2001.  Mr. Lynch also served as Chairman of Xspedius Communications, LLC, a competitive local telephone exchange carrier, from January 2005 until its acquisition by Time Warner Telecom in October 2006 and as Chief Executive Officer of Xspedius from August 2005 to March 2006.  Prior to joining Thermo, Mr. Lynch was a Managing Director at Bear Stearns & Co.  Mr. Lynch is a limited partner of Globalstar Satellite, L.P.

Mr. Lynch brings extensive financial management experience, especially in the telecom industry, to the Board.

Information about Continuing Directors

Class C

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

Peter J. Dalton Age 67 Director since January 2005 Term Expires in 2012	Compensation
Mr. Dalton has served as our Chief Executive Officer since July 2009 and has been chief executive officer of Dalton Partners, Inc., a turnaround management firm, since January 1989.  As chief executive officer of Dalton Partners, Inc., Mr. Dalton also has served as chief executive officer and director of a number of its clients, including as chief executive officer of Lightning Bug, Inc., a LED lighting startup, from November 2006 to February 2009.  From November 2001 to September 2004, Mr. Dalton served as chief executive officer of Clickhome Reality, Inc., a discount real estate and mortgage company.

For more than 30 years, Mr. Dalton has served in executive and director capacities for numerous private and public companies, and brings important experience to position us for long-term growth.

William A. Hasler Age 69 Director since July 2009 Term Expires in 2012	Audit (Chair)
Mr. Hasler served from 1984 to July 1991 as Vice Chairman of KPMG Peat Marwick, an international public accounting firm, from July 1991 to July 1998 as Dean of the Haas School of Business, University of California, Berkeley, and from July 1998 to July 2004 as Co-Chief Executive Officer of Aphton Corp., a biotechnology firm.  He is a certified public accountant.  Mr. Hasler currently serves as a director of DiTech Networks Corp., Harris Stratex Networks, Mission West Properties and the Schwab Funds, and has served as a director of Aphton Corp., Genitope Corp., Selectron Corp., and Tousa Inc. in the past five years.

Mr. Hasler has an extensive financial background and financial reporting expertise.  His financial leadership roles on other public company boards are well-suited to be both one of our directors and Chair of our Audit Committee.

James Monroe III Age 56 Director since December 2003 Term Expires in 2012	Compensation (Chair)
Mr. Monroe has served in an executive capacity as our Chairman of the Board since April 2004.  He was our Chief Executive Officer from January 2005 until July 2009.  Since 1984, Mr. Monroe has been the majority owner of a diverse group of privately owned businesses that has operated in the fields of telecommunications, real estate, power generation, industrial equipment distribution, financial services and leasing services and that are sometimes referred to collectively in this proxy statement as “Thermo.”  Mr. Monroe controls directly or indirectly Globalstar Holdings, LLC, Globalstar Satellite, L.P. and Thermo Funding.

In addition to being our primary financial sponsor, Mr. Monroe brings his long-term experience in investment, financing and the telecom and other industries to the Board.

Class A

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

J. Patrick McIntyre Age 55 Director since May 2007 Term Expires in 2013	Audit; Compensation; Nominating and Governance
Mr. McIntyre has, since May 2009, served as Chairman and Chief Executive Officer of ET Water, an early stage technology company in the commercial irrigation market, and since February 2009 has served as Chairman of Big Fish America, LLC, a private investment company that owns Northland Fishing Tackle.  Mr. McIntyre was President and Chief Operating Officer of Lauridsen Group Incorporated, a privately owned holding company that owns and operates numerous businesses involved in the global development, manufacturing and selling of functional proteins from January 2007 to March 2009.  From June 2003 until December 2006, he was Chief Executive Officer of Pure Fishing, a global producer of sport fishing equipment, and Worldwide Managing Director of Pure Fishing from February 1996 until his promotion to Chief Executive Officer.

Mr. McIntyre’s extensive experience in consumer products and global business development provides important insight in the launch and expansion of our SPOT family of products.

Richard S. Roberts Age 65 Director since April 2004 Term Expires in 2013	Nominating and Governance (Chair)
Mr. Roberts has served as our Corporate Secretary since April 2004 and as Vice President and General Counsel of Thermo Development Inc., the management company of many Thermo businesses, since June 2002.  Prior to that he was a partner of Taft Stettinius & Hollister LLP, a law firm whose principal office is located in Cincinnati, Ohio, for over 20 years.  Mr. Roberts is a limited partner of Globalstar Satellite, L.P.

Mr. Roberts brings to the Board his broad understanding of legal and regulatory issues and corporate governance, based on over 30 years of experience.

Vote Required to Elect Directors

The two nominees who receive the highest number of votes cast (a plurality) will be elected as directors.  There is no provision for cumulative voting in the election of directors.  If you do not vote for a particular nominee, or if you indicate “withhold authority” to vote for a particular nominee, your vote will not count “for” the nominee.  “Abstentions” and “broker non-votes” will not count as a vote cast with respect to that nominee’s election.  However, as described earlier in this proxy statement, in these cases your vote will be counted for purposes of determining a quorum.

Board Recommendation

The Board recommends that stockholders vote FOR the election of the two Class B director nominees.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board desires to obtain from the stockholders an indication of their approval or disapproval of the appointment by the Audit Committee of Crowe Horwath LLP as our independent auditors for 2011.

Crowe Horwath has served as our independent auditors since 2006. We have been informed that neither Crowe Horwath nor any of its partners has any direct financial interest or any material indirect financial interest in Globalstar and during the past three years has no connection therewith in the capacity of promoter, underwriter, director, officer or employee.

One or more representatives of Crowe Horwath will be present at the meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

If the resolution is defeated, the adverse vote will be considered a direction to the Audit Committee to select other auditors for the following year. However, because of the difficulty and expenses of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 2011 will be permitted to stand unless the Audit Committee finds other good reasons for making a change.

Vote Required to Ratify the Appointment of Crowe Horwath

The affirmative vote of the holders of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the meeting is required to ratify the appointment of Crowe Horwath.

Board Recommendation

The Board recommends that stockholders vote FOR ratification of the appointment of Crowe Horwath as our independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under “Compensation Discussion and Analysis” beginning on page 14, our compensation programs for our named executive officers are designed to attract and retain the most qualified individuals in the mobile satellite service industry.  We believe we have compensation programs that reflect our objectives as we launch our second-generation satellite constellation.

The vote on this resolution relates to the compensation of our named executive officers as a whole. The vote is advisory, which means that the vote is not binding on us, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against the named executive officer compensation, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, stockholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Vote Required to Approve the Advisory Vote on Executive Compensation

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by holders of common stock entitled to vote at the meeting is required for the advisory approval of this proposal.

Board Recommendation

The Board recommends a vote FOR the approval of named executive officer compensation.

PROPOSAL 4:  ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act, we are also seeking a stockholder advisory vote as to how often we should include a proposal, similar to Proposal 3 above, asking for an advisory vote on the compensation paid to our named executive officers. Therefore we are asking our stockholders to express their preference as to whether we should include an advisory vote to approve this compensation every one, two or three years. If they wish, stockholders may also abstain from casting a vote on this proposal. In considering their vote, we encourage stockholders to review carefully the information presented in connection with Proposal 3 of this Proxy Statement. The advisory vote is non-binding, but the Board and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often we conduct a stockholder advisory vote on our named executive officer compensation.

Vote Required to Approve the Frequency of Future Executive Compensation Votes

The advisory vote regarding frequency of a stockholder advisory vote on executive compensation will be determined by whichever of the choices — annually, every other year or every three years — receives the greatest number of votes cast. Shares represented by proxies that are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned and voted proxy card, the proxies named on the proxy card will vote FOR a frequency of THREE YEARS for future advisory votes regarding executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board of Directors’ recommendation.

Board Recommendation

The Board recommends you vote FOR the option of every 3 Years as the future frequency with which stockholders will be provided an advisory vote on the compensation of our named executive officers.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Governance, Meetings and Attendance at Meetings

Our Board has three standing committees: Audit, Compensation, and Nominating and Governance.  The Board established these committees on October 23, 2006, at which time it also adopted a charter for each standing committee.

We have a Code of Conduct that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. The committee charters and Code of Conduct are available on our website at www.globalstar.com by clicking on “Corporate Site,” “Investor Relations” and “Corporate Governance.”  You may request a copy of any of these documents to be mailed to you as described on page 24 of this proxy statement.  We will post any amendments to, or waivers from, the Code of Conduct that apply to our principal executive and financial officers on our website.

Thermo and its affiliates hold stock representing a majority of our voting power. See “Security Ownership of Principal Stockholders and Management.”  As a result, we are a “controlled company” for purposes of the Nasdaq Listing Rules and are not required to have a majority of independent Directors on the Board or to comply with the requirements for compensation and nominating/governance committees.  However, we are subject to all other Nasdaq corporate governance requirements, including the rule requiring that the audit committee be composed entirely of independent directors.

The Board has determined that Messrs. Hasler, Kneuer and McIntyre are independent directors as defined in Rule 10A-3 under the Securities Exchange Act of 1934 and in the Nasdaq Listing Rules.  This determination was based on the absence of any relationship known to the Board between Messrs. Hasler, Kneuer or McIntyre and us (other than as a director and stockholder) and the Board’s conclusion that the relationships described below do not affect the independence of any of them as a Director.

Messrs. Dalton, Hasler and McIntyre are directors of ET Water, a privately held company of which Mr. Dalton was formerly Chairman.  Mr. McIntyre is the current Chairman and Chief Executive Officer of ET Water.

Kenneth Jones served as independent director and member of the Audit Committee and Nominating and Governance Committee until his resignation in October 2010.  He brought broad knowledge on telecomm industry trends and corporate governance to the Board.

During 2010, the Board held five meetings and took action by unanimous written consent four times.  Each director serving on the Board in 2010 attended at least 75% of the meetings of the Board and of each committee on which he served.

We expect directors to attend the Annual Meeting.  Four of the seven directors then in office attended the 2010 Annual Meeting.

Leadership Structure

From our initial public offering in November 2006 until July 2009, Mr. Monroe served as our Chairman and Chief Executive Officer.  Although the Board intended to separate the positions, Mr. Monroe continued his dual service to concentrate on the strategic and financing issues we faced. In July 2009, the Board, with input from Mr. Monroe, changed our leadership structure with the appointment of Mr. Dalton as Chief Executive Officer, resulting in split positions for the Chief Executive Officer and Chairman of the Board. The Board determined that this change in the leadership structure would benefit us as we prepared for the launch of our second-generation satellite constellation.  Mr. Monroe continues to perform executive duties as Chairman of the Board but to a more limited degree than he did as CEO.

Board’s Role in Risk Oversight

The Board has determined that the role of risk oversight will remain with the full Board rather than having responsibility delegated to a specific committee, although the Audit Committee continues its focus on accounting and financial risks.  Our executive officers evaluate and manage day-to-day risks and report regularly to the Board on such matters.

Audit Committee

The current members of the Audit Committee are Messrs. Hasler, Kneuer and McIntyre.  Mr. Hasler serves as Chairman, and the Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

The principal functions of the Audit Committee include:

•	appointing and replacing our independent registered public accounting firm;
•	approving all fees and all audit and non-audit services of the independent registered public accounting firm;
•	annually reviewing the independence of the independent registered public accounting firm;
•	assessing annual audit results;
•	periodically reassessing the effectiveness of the independent registered public accounting firm;
•	reviewing our financial and accounting policies and its annual and quarterly financial statements and earnings releases;
•	reviewing the adequacy and effectiveness of our internal accounting controls and monitoring progress for compliance with Section 404 of the Sarbanes-Oxley Act;
•	overseeing our programs for compliance with laws, regulations and company policies;
•	approving all related person transactions;
•	considering any requests for waivers from our Code of Conduct for senior executive and financial officers (any such waivers being subject to Board approval); and
•	in connection with the foregoing, meeting with our independent registered public accounting firm and financial management.

During 2010, the Audit Committee held four meetings and took action by unanimous written consent twice.

The Audit Committee has furnished the following report for inclusion in this proxy statement.

Audit Committee Report for 2010

In addition to other activities, the Committee:

•	reviewed and discussed with management the Company’s audited financial statements for 2010;
•
discussed with Crowe Horwath LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. I, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including significant accounting policies, management’s judgments and accounting estimates, and Crowe Horwath’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting; and

•
received the written disclosures and the letter from Crowe Horwath required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning the accountant’s independence from the Company and its subsidiaries, and discussed with Crowe Horwath their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

April 11, 2011
William A. Hasler (Chair)
John Kneuer
J. Patrick McIntyre, Jr.

Compensation Committee

The current members of the Compensation Committee are Messrs. Monroe, Dalton and McIntyre.  Mr. Monroe serves as Chairman.  The principal functions of the Compensation Committee include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of business strategies and objectives;
•	reviewing and recommending to the Board all compensation of our chief executive officer and other executive officers; and
•
administering our incentive compensation plans, including the 2006 Equity Incentive Plan, and, in this capacity, recommending all grants or awards to our Directors, executive officers and other eligible participants under these plans to the Board.

As indicated above, the Compensation Committee is responsible for recommending the compensation of each of our executive officers to the Board.  (Director compensation is established by the Board, based upon recommendations of the Nominating and Governance Committee.)  The Compensation Committee may delegate tasks to a subcommittee for any purpose and with such power and authority as it deems appropriate and has delegated to Mr. Monroe the review of corporate goals objectives and compensation related to executive officers.  The Committee has designated Mr. Roberts to act as an officer-administrator to approve actions on behalf of the Committee to implement existing compensation awards under the 2006 Equity Incentive Plan.  Only the Compensation Committee or the Board may grant awards to, or make decisions regarding awards granted to, executive officers and directors.

Mr. Monroe makes decisions on all components of compensation for all employees of vice president level and above and reviews manager level employees and above for bonus and equity awards based upon input from executive officers in charge of each business unit.  Mr. Monroe does not receive a salary from us and, notwithstanding his position as executive Chairman, does not participate in any of our incentive compensation plans.  The Committee will review annually the total business expense reimbursements paid to Thermo (described under “Other Information – Related Person Transactions”) without Mr. Monroe’s participation in the review.

The Compensation Committee meets in person as often as it determines necessary to discharge its responsibilities, which it expects to be approximately twice a year.  The Committee may hold follow-up conference calls and act by written consent in between its regularly scheduled meetings.  In 2010 the Compensation Committee held two meetings and acted 19 times by unanimous written consent, including written actions by the designated officer-administrator.  Unless a later date is specified, the date of grant of any award made by unanimous written consent is the date on which the last consent is received by our Corporate Secretary.

Under its charter, the Committee has the authority to retain and terminate a compensation consultant, but has not retained one.

The Compensation Committee has furnished the following report for inclusion in this proxy statement.

Compensation Committee Report for 2010

The undersigned comprise the members of the Compensation Committee of the Company’s Board of Directors.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management.  Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

April 11, 2011	James Monroe III, Chair
Peter J. Dalton
J. Patrick McIntyre, Jr.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Roberts and McIntyre.  Mr. Roberts serves as Chairman.  The principal functions of the Nominating and Governance Committee include:

•	identifying and recommending to the Board qualified candidates to fill vacancies on the Board;
•	recommending to the Board candidates to be nominated for election as directors at annual meetings of stockholders;
•	considering stockholder suggestions for nominees for director;
•	making recommendations to the Board regarding corporate governance matters and practices;
•	reviewing and making recommendations to the Board regarding director compensation; and
•	reviewing public policy matters of importance to our stockholders, including oversight of our corporate responsibility program.

The Nominating and Governance Committee met once and took action by written consent once in 2010.  We do not currently employ an executive search firm, or pay a fee to any other third party, to locate or evaluate qualified candidates for director positions.  In the past, recommendations for new director nominees were made by existing independent directors.  The Board and the Nominating and Governance Committee believe that the minimum qualifications (whether recommended by a stockholder, management or the Board) for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Because Mr. Monroe controls the election of all directors, the Board has not established formal procedures for stockholders to submit director recommendations; however, such recommendations may be sent to the Nominating and Governance Committee, c/o Director, Public and Investor Relations, 300 Holiday Square Blvd., Covington, Louisiana 70433.  If we were to receive a recommendation of a candidate from a stockholder, the Nominating and Governance Committee would consider such recommendation in the same manner as all other candidates.  In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate.  We did not receive any recommendations of candidates from stockholders during 2010.

Communicating with the Board of Directors or with Individual Directors

The Board has adopted a process for our stockholders to send communications to the Board or any management or non-management director.  Correspondence should be addressed to the Board or any individual director(s) or group or committee of Directors either by name or title.  All such correspondence should be sent c/o Director, Public and Investor Relations by mail to us at 300 Holiday Square Blvd., Covington, Louisiana 70433 or by fax at (985) 335-1705.

All communications received as set forth in the preceding paragraph will be opened by the office of the Director, Public and Investor Relations for the sole purpose of determining whether the contents represent a message to the Directors.  Any contents that are not in the nature of promotion of a product or service, advertising, or patently offensive will be forwarded promptly to the addressee(s), but any communication will be available to any director who requests it.

COMPENSATION OF DIRECTORS

In 2010, we provided the following compensation to our non-employee directors:

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
James Monroe III	—	—	—	—	—

Kenneth E. Jones	—	—	—	—	—

J. Patrick McIntyre (1)	20,500	—	—	—	20,500

James Lynch	—	—	—	—	—

William Hasler	—	—	—	—	—

Richard Roberts	—	—	—	—	—

1.	Mr. McIntyre received a cash payment for services provided as a member of a special Board committee focused on cost reductions.

In November 2008, the Board approved a change in our director compensation structure.  In lieu of the last two quarterly grants to the independent directors of restricted common stock in payment of 2008 board fees (with a total value of $15,000), and in consideration of future service on the Board through November 1, 2010, the Board granted options to each then-current director to purchase 200,000 shares of common stock at an exercise price of $0.38 per share, which was the closing price of the common stock on the date of grant.  We granted the options under the 2006 Equity Incentive Plan to all directors, including our Corporate Secretary and then Chairman of the Board and Chief Executive Officer.  All of the options are vested, but options with respect to 100,000 shares of common stock were subject to decreasing incremental risk of forfeiture until November 1, 2010 on a monthly schedule based on continued service as a director.  Upon his election to the Board in February 2011, Mr. Kneuer received options to purchase 200,000 shares of common stock at the closing price of the common stock on the date of grant with vesting on a monthly schedule based on continued service as a director.

EXECUTIVE OFFICERS

The current executive officers of the Company are James Monroe III, Executive Chairman; Peter J. Dalton, Chief Executive Officer; Anthony J. Navarra, President, Global Operations; Dirk J. Wild, Senior Vice President and Chief Financial Officer; L. Barbee Ponder IV, Vice President of Regulatory Affairs and General Counsel; Joseph F. Barnett, Vice President and Chief Accounting Officer; and Richard S. Roberts, Corporate Secretary. Information about Messrs. Monroe, Dalton and Roberts is given above under “Election of Directors.”

Anthony J. Navarra, age 62, has served as our President, Global Operations since January 2005.  Mr. Navarra was a director from December 2003 until September 2004. He served as President of our predecessor Globalstar, L.P. and the company from September 1999 to December 2004.

Dirk J. Wild, age 43, has been our Senior Vice President and Chief Financial Officer since August 2010 and previously served as Senior Vice President of Finance from July 2010 until August 2010.  He served in several positions with The Shaw Group Inc., a global provider of technology, engineering, procurement and facilities management services since 2001, including as Senior Vice President Administration from December 2007 to June 2010, Interim Chief Financial Officer from May 2007 to October 2007, and Senior Vice President and Chief Accounting Officer from October 2004 to December 2007.  Mr. Wild is a Certified Public Accountant (Louisiana).

L. Barbee Ponder IV, age 44, has been our General Counsel and Vice President of Regulatory Affairs since July 2010. He owned and operated a private company with timber, sand and gravel, and oil and gas interests from 2005 to July 2010. Mr. Ponder served in various Regulatory Counsel positions for BellSouth Corporation from 1996 to 2005.  Prior to joining BellSouth, Mr. Ponder practiced with the Jones Walker law firm in New Orleans, where he specialized in commercial litigation including class action defense.

Joseph F. Barnett, age 35, has served as our Vice President and Chief Accounting Officer since November 2010.  He previously served as a Vice President of the Company working with the transition accounting team since August 2010.  Previously, he served in various audit functions with KPMG LLP since 1998, including most recently as Senior Manager – Audit from October 2004 until joining the Company.  Mr. Barnett is a Certified Public Accountant (Louisiana).

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our compensation program for executive officers is intended to:

•	provide each officer with a conservative base salary; and
•	create an incentive for retention and achievement of our long-term business goals using a sizeable, multi-year stock or option bonus programs.

The Compensation Committee and its designated officer-delegate (currently our Corporate Secretary) as administrator are responsible for evaluating the performance of, and reviewing and approving all compensation of, our executive officers, including those executive officers named on the Summary Compensation Table (the “named executive officers”).  The Board also approves equity awards to all executive officers, including the named executive officers and directors, to preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934.

Compensation Philosophy

We have designed our compensation structure for executive officers to attract and retain the most qualified individuals in the mobile satellite service industry.  Our goal is to create performance-based compensation that motivates management to increase stockholder value.  Our CEO receives a base salary higher than our other named executive officers and was granted stock options in 2009 to incentivize him for long-term performance.  We compensate our other senior executive officers with a conservative base salary and incentivize them to remain with us through a long-term stock bonus program, or for newer executives, through stock options and discretionary cash bonuses.  The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives.  Because our compensation programs are limited, we do not have policies regarding the allocation of compensation between short- and long-term or cash and non-cash.

We do not believe that our compensation policies or practices are reasonably likely to have a material effect on us, due in part on the structure of our compensation programs and risk mitigation provided by Board oversight of significant business decisions.

Elements of Compensation

The principal elements of our compensation for the named executive officers are base salary, discretionary cash bonus and the opportunity to receive equity awards pursuant to the Amended and Restated 2006 Equity Incentive Plan.  We also match a portion of all contributions by executives to our 401(k) Plan, as well as providing certain named executive officers with limited perquisites.

Base Salaries.  We have established base salaries according to each named executive officer’s position, responsibilities and performance.  We do not pay Mr. Monroe a salary for his services as Chairman and did not pay him a salary for his prior services as Chief Executive Officer.  The salary for Mr. Navarra is consistent with his prior salary during his employment by our predecessor, Globalstar, L.P.   Upon his appointment as Chief Executive Officer in 2009, we agreed to pay a $360,000 annual base salary to Mr. Dalton.  In connection with the relocation of our corporate headquarters to Louisiana, we hired Mr. Wild, Mr. Ponder and Mr. Barnett with annual base salaries of $225,000, $200,000 and $158,000, respectively.  All executive officers are at-will employees.

Discretionary Cash Bonuses.  Mr. Ponder received a $62,000 signing bonus.  In March 2011, Compensation Committee authorized cash bonuses to Messrs. Wild and Barnett of $75,000 and $25,000, respectively, to recognize the successful transition of accounting and finance functions to Louisiana.

Arrangements with New Executive Officers.  In connection with the relocation of our headquarters to Louisiana, the Board designated Mr. Dalton, as a member of the Compensation Committee, to negotiate compensation packages for Messrs. Wild and Ponder, including the issuance of stock options within a certain range with an effective grant date as the day of public announcement of the relocation.  Mr. Barnett also received an option to purchase common stock, which was approved by the Board.  In addition to their base salaries listed above, Messrs. Wild, Ponder and Barnett were granted incentive stock options to purchase 200,000, 200,000 and 50,000 shares of common stock, respectively, which vest in 25% increments on the anniversary of the date of grant.  Mr. Wild also received a performance-based option award to purchase 200,000 shares of common stock, which vests in 33% increments on the anniversary of achieving certain positive quarterly adjusted earnings before interest, taxes, depreciation and amortization prior to the third quarter of 2015.

Dalton Agreement.  On September 23, 2009, the Board approved a non-qualified stock option grant and performance-based bonus arrangement with Mr. Dalton.  Mr. Dalton received options to purchase 3,000,000 shares of common stock with an exercise price of $0.83 per share (the closing price on the grant date), of which the option to purchase 1,500,000 shares is vested and immediately exercisable.  The remaining options will vest and become exercisable only if the closing price of our common stock exceeds $3.00 per share for a 20 consecutive trading day period.  Any unexercised or unvested options will be forfeited if Mr. Dalton resigns from service as a Globalstar officer or director or is otherwise unable to continue service, if Mr. Dalton declines nomination for an additional term as a director or informs Globalstar he will not serve if elected to a new term, or if a majority of the Board (other than Mr. Dalton) requests his resignation for cause.

In addition, Mr. Dalton will be entitled to a cash bonus if, during his service as Chief Executive Officer and director, he is materially involved in arranging and concluding the sale, exchange or transfer of all of our equity or all or substantially all of our assets if the holders of our common stock receive at least $3.00 per share before taxes.  The bonus payment would be equal to 1% of the difference between $3.00 and the per share purchase price for the transaction multiplied by the number of outstanding shares of common stock immediately prior to the closing of the transaction.

The Compensation Committee and directors other than Mr. Dalton viewed this arrangement as an appropriate arrangement to focus on long-term value creation.

Designated Executive Award Agreements.  Effective August 10, 2007 (the “Effective Date”), the Board, upon recommendation of the Compensation Committee, approved the concurrent termination of the former cash-based Executive Incentive Compensation Plan and the award of restricted stock or restricted stock units under the 2006 Equity Incentive Plan to the named executive officers who participated at that time in the Executive Incentive Compensation Plan (the “Participants”).  Each award agreement provides that the Participant will receive awards of restricted common stock or restricted stock units, which, upon vesting, each entitle the Participant to one share of common stock.  Total benefits per Participant (valued at the grant date) are approximately $6.0 million, which represented an increase of approximately $1.5 million in potential compensation compared to the maximum potential benefits under the Executive Incentive Compensation Plan.  However, the new award agreements extended the vesting period by up to two years and provided for payment in shares of common stock instead of cash, thereby enabling us to conserve our cash for capital expenditures for the procurement and launch of our second-generation satellite constellation and related ground station upgrades.

Pursuant and subject to the award agreements, one-third of the 71,499 shares awarded to each Participant vested in each of 2008, 2009 and 2010 not earlier than the third business day after we announced our financial results for the preceding year (each an “Annual Vesting Date”), the 190,658 shares awarded to each Participant vested on the Annual Vesting Date in 2011, the 95,329 shares awarded to each Participant on the Annual Vesting Date in 2008 also vested on the Annual Vesting Date in 2011 and the shares awarded on each of the Annual Vesting Dates in 2008, 2009 and 2010 (the number of shares awarded on each Annual Vesting Date was equal to 750,000 divided by the then market price of the common stock) vested immediately upon their award.  This program concludes with the final vesting of awards in 2011.

All Other Compensation.  We match a portion of the 401(k) contributions of all U.S. employees, including named executive officers.  In 2010, we contributed $0.50 for each $1.00 contributed by an employee, up to 4% of the employee’s base salary.  In addition, Messrs. Navarra and Ahmad were eligible for a benefit under our Retirement Plan.  This Plan is frozen.

We provide limited perquisites to certain named executive officers consisting primarily of premiums for term life insurance policies and funding of flexible spending accounts.  We offered relocation bonuses to employees who moved to Louisiana.  Mr. Dalton received $54,100 under this program.

We reimburse Thermo for transportation, lodging and meal expenses incurred by Messrs. Monroe, Lynch and Roberts in connection with performing their services for us. These reimbursements are reviewed and approved for payment by our Chief Financial Officer at least once a year.  The Compensation Committee reviews the total reimbursement amount annually.  During 2010, we reimbursed Thermo approximately $128,000 for these expenses.

Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to its chief executive officer or any of its other three most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders.  We may or may not design future compensation programs so that all compensation above $1 million will be performance-based to permit deductibility.

Summary Information

The table below summarizes, for 2010, 2009 and 2008, the compensation of our principal executive officer, principal financial officer, three most highly paid other executive officers during 2010 and certain former executive officers listed below (collectively referred to as the “named executive officers”).

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)		(j)
Peter J. Dalton	2010	360,000	—	—	—	—	54,100	(2)	414,100
Chief Executive Officer	2009	170,308	—	—	1,790,000	—	—		1,960,308

Dirk J. Wild (3)	2010	125,339	75,000	—	429,333	—	1,731		631,403
Senior Vice President and Chief Financial Officer

Anthony J. Navarra	2010	337,440	—	750,001	—	92,351	12,903	(4)	1,192,695
President Global	2009	337,440	—	770,497	—	—	7,903		1,115,840
Operations	2008	337,440	—	1,183,565	—	—	12,643		1,533,648

L. Barbee Ponder IV (5)	2010	156,026	62,000	—	222,000	—	—		440,026
General Counsel and Vice President of Regulatory Affairs

Joseph F. Barnett (6)	2010	57,731	25,000	—	56,500	—	1,094		140,325
Vice President and Chief Accounting Officer

Fuad Ahmad (7)	2010	170,000	—	750,001	—	3,866	80,339		1,004,206
Former Senior Vice President of	2009	200,000	—	770,497	—	—	4,000		974,497
Finance and Chief Financial Officer	2008	200,000	—	1,183,565	—	—	3,904		1,387,469

Stuart Mar (8)	2010	186,405	—	4,860	81,500	—	3,728		276,493
Former Vice President and
Chief Accounting Officer

1.
Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 16 to the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.  The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.  See “Compensation Discussions and Analysis” for a description of the terms of these awards.

2.	Represents bonus paid for relocating to Louisiana.
3.
Mr. Wild became Senior Vice President and Chief Financial Officer in August 2010.  Salary includes consulting fees paid prior to his appointment.  All Other Compensation consists of matching contributions to 401(k) Plan.

4.	Consists of flexible benefit plan payment ($5,000), excess life insurance premiums ($4,788) and matching contributions to 401(k) Plan account ($3,115).
5.	Mr. Ponder became General Counsel and Vice President of Regulatory Affairs in July 2010. Salary includes consulting fees paid prior to his appointment.
6.	Mr. Barnett became Vice President and Chief Accounting Officer in November 2010. All Other Compensation consists of matching contributions to 401(k) Plan.
7.
Mr. Ahmad’s employment ended in November 2010. All Other Compensation consists of severance pay ($46,154), matching contributions to 401(k) Plan account ($3,416) and payment of accrued vacation time ($30,769).

8.
Mr. Mar relinquished his duties as chief accounting officer upon Mr. Barnett’s appointment and his employment ended in March 2011. All Other Compensation consists of matching contributions to 401(k) Plan account.

Equity Compensation

The following table sets forth certain information with respect to each cash or equity award and award opportunity issued to the named executive officers during 2010.  See “Compensation, Discussion and Analysis — Elements of Compensation” for an explanation of the terms of these awards.

2010 Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target (#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(g)	(i)	(j)	(k)	(l)
Peter J. Dalton	—	—	—	—	—	—

Dirk J. Wild	7/13/2010	200,000	—	—	1.64	207,333	(2)
	7/13/2010		—	200,000	1.64	222,000	(3)

Anthony J. Navarra	3/16/2010	—	547,446	—	—	750,001	(4)

L. Barbee Ponder IV	7/13/2010	—		200,000	1.64	222,000	(3)

Joseph F. Barnett	9/14/2010	—		50,000	1.68	56,500	(4)

Fuad Ahmad	3/16/2010	—	547,446	—	—	750,001	(5)

Stuart Mar	1/27/2010	—	4,500	—	—	4,860	(6)
	3/9/2010	—		100,000	1.28	81,500	(7)

1.	Awards under our 2006 Equity Incentive Plan. See "Compensation Discussion and Analysis" for a discussion of this award.
2.
Represents the value of performance share awards granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date range of $0.94 to $1.12.

3.	Represents the value of options granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date of $1.11.
4.	Represents the value of options granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date of $1.13.
5.	The grant date fair value is based on the closing price of our common stock on the date of issuance ($1.37 on March 16, 2010). These awards vested immediately on the grant date.
6.
The grant date fair value is based on the closing price of our common stock on the date of issuance ($1.08 on January 27, 2010).  This award vested upon Mr. Mar’s separation from the Company in March 2011.

7.
Represents the value of options granted pursuant to our 2006 Equity Incentive Plan as calculated pursuant to the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date range of $0.77 to $0.85.

The following table reports, on an award-by-award basis, each outstanding equity award held by the named executive officers on December 31, 2010.  We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2010.  The market value is based on the $1.45 per share closing price of common stock on December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)	(h)
Peter J. Dalton	1,500,000	1,500,000	(1)	0.83	9/23/2019	—	—
	200,000	—		0.90	8/4/2019	—	—
	200,000	—		0.38	11/14/2018	—	—

Dirk J. Wild	—	200,000	(1)	1.64	7/13/2020	—	—
	—	200,000	(2)	1.64	7/13/2020	—	—

Anthony J. Navarra	—	—		—	—	190,658	276,454
	—	—		—	—	95,329	138,227

L. Barbee Ponder IV	—	200,000	(2)	1.64	7/13/2020	—	—

Joseph F. Barnett	—	50,000	(2)	1.68	9/14/2020	—	—

Fuad Ahmad (3)	—	—		—	—	71,500	103,675
	—	—		—	—	95,329	138,227

Stuart Mar (4)	—	100,000		1.28	3/9/2020	4,500	6,525

(1)	Performance-based option awards granted pursuant to our 2006 Equity Incentive Plan. See “Compensation Discussion & Analysis” for additional details.
(2)	Represents options granted pursuant to our 2006 Equity Incentive Plan. These options vest in four equal annual installments.
(3)	These awards vested upon termination of employment.
(4)	The options were forfeited and the restricted stock awards vested upon termination of employment

The following table summarizes the value to the named executive officers of stock awards which vested during 2010.  The value realized on vesting was calculated by multiplying the number of shares vested by the market value of a share of common stock on the vesting date.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Peter J. Dalton	—	—	—	—

F Dirk J. Wild	—	—	—	—

Anthony J. Navarra	—	—	547,446	750,001
	—	—	23,833	32,651

L. Barbee Ponder IV	—	—	—	—

Joseph F. Barnett	—	—	—	—

Fuad Ahmad	—	—	214,490	328,170
	—	—	547,446	750,001

Stuart Mar	—	—	23,833	32,651

Pension Plan

Mr. Navarra and Mr. Ahmad are entitled to benefits under a defined benefit pension plan originally maintained by Space Systems/Loral for employees of our predecessor, among others.  The accrual of benefits in our predecessor’s segment of this plan was curtailed, or frozen, as of October 23, 2003.  On June 1, 2004, the assets and frozen pension obligations of our predecessor’s segment of the plan were transferred to a new Globalstar Retirement Plan, which remains frozen.  We continue to fund the plan in accordance with Internal Revenue Code requirements, but participants are not currently accruing benefits beyond those accrued at October 23, 2003.  The estimated annual benefits payable upon retirement at normal retirement age to Mr. Navarra and Mr. Ahmad are $35,394 and $1,915, respectively. The actual amount of the estimated annual benefit depends upon a number of factors such as time of retirement, years of contributions to the Plan, final average salary, social security wage base and the election for receipt of benefit payments.  The estimated annual benefits upon retirement include either a contributory benefit (for those who have enrolled in the Plan) or a non-contributory benefit or a combination of both.  The non-contributory benefit equals $21 per month times the years of non-contributory service.  The contributory benefit is the larger of the primary benefit formula, which factors in Social Security and a minimum benefit formula, which does not.   The assumptions for valuation of the Pension Plan are described in Note 13 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 31, 2011.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Peter J. Dalton	N/A	N/A	N/A	N/A

Dirk J. Wild	N/A	N/A	N/A	N/A

Anthony J. Navarra	Globalstar Retirement Plan	12.4	387,424	0

L. Barbee Ponder IV	N/A	N/A	N/A	N/A

Joseph F. Barnett	N/A	N/A	N/A	N/A

Fuad Ahmad	Globalstar Retirement Plan	7.6	7,549	0

Stuart Mar	N/A	N/A	N/A	N/A

Payments Upon Termination or Change In Control

We have not entered into employment agreements with our current executive officers, including the named executive officers.  Voluntary termination of employment or retirement would not result in any payments to the named executive officers beyond the amounts each would be entitled to receive under our pension and retirement plans.  We pay life insurance premiums for all U.S.-based employees that would be paid (based on a multiple of salary) to the employee’s beneficiary upon death, in addition to an immediate payment of two-weeks’ base salary.

We also have a severance allowance applicable to all U.S.-based employees if an employee is terminated due to a reduction in workforce of ten or more positions and upon the employee’s execution of a release of claims.  Under this plan, the named executive officers would receive a lump sum payment equal to six to eight week’s base salary.  Other severance, if any, is determined at the time of dismissal and is subject to negotiation.

Under our 2006 Equity Incentive Plan, if a participant dies, becomes disabled or is terminated for cause, unvested awards are forfeited.  For vested option awards, the participant or his survivor generally has 12 months to exercise.  If a participant is terminated for cause, all unexercised vested options also are forfeited.  If a change in control occurs, the options granted to Messrs. Wild, Ponder and Barnett during 2010 would vest immediately.  If a change in control would have occurred on December 31, 2010, these options would have been underwater.  A change in control occurs when: (1) a person or group (other than us, an existing controlling stockholder, or trustee for a employee benefit plan) acquires beneficial ownership of 50% or more of the voting power in the election of directors; (2) our merger or consolidation; (3) a sale of all or substantially all of our assets; or (4) the sale or exchange by the stockholders of more than 50% of our voting stock; provided however, that a change in control is not deemed to have occurred if the majority of the board of directors of the surviving company is comprised of our directors.  The Compensation Committee, in its discretion, also may take other actions to provide for the acceleration of the exercisability or vesting of other awards under the Plan prior to, upon or following a change in control.

The following table shows the amount of potential payments to Messrs. Dalton, Wild, Navarra, Ponder and Barnett under the listed events, based on the assumption that the triggering event took place on December 31, 2010.

	Mr. Dalton	Mr. Wild	Mr. Navarra	Mr. Ponder	Mr. Barnett
Death	$713,846	$458,654	$937,858	$407,692	$322,077
Two week’s salary	13,846	8,654	12,978	7,692	6,077
Insurance proceeds	700,000	450,000	924,880	400,000	316,000
Termination – Reduction in Workforse	$41,538	$25,962	$51,914	$23,076	$18,231

            As a result of Mr. Ahmad’s termination of employment, he received 12 weeks of base salary, payout of accrued vacation and all outstanding stock awards vested in full, which amounts are reflected in column (i) of the Summary Compensation Table on page 16.  In March 2011, Mr. Mar received six weeks of base salary, payout of accrued vacation, a retention bonus of 25% of base salary all outstanding stock awards vested in full.  His unvested options were forfeited. In exchange for these payments, Messrs. Ahmad and Mar executed a general release of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding the number of shares of Common Stock that may be issued under our equity compensation plans.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,008,626	(1)	$2.45	1,911,039	(2)
Equity compensation plans not approved by security holders	0		$0	0
Total	8,008,626	(1)	$2.45	1,911,039

(1)	Consists of unvested restricted stock unit grants and unexercised options.

(2)
Consists of remaining shares of common stock available under the Amended and Restated 2006 Equity Incentive Plan at December 31, 2010.  Pursuant to the Plan, 5,813,653 shares were added to the Plan in January 2011.

OTHER INFORMATION

Independent Registered Public Accounting Firm

The accounting firm of Crowe Horwath LLP has served as our independent auditors beginning with the audit of the year ended December 31, 2005.  We have been informed that neither Crowe Horwath LLP nor any of its partners has any direct financial interest or any material indirect financial interest in Globalstar and during the past five years has no connection therewith in the capacity of promoter, underwriter, director, officer or employee.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors.  Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence.  Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget.  The independent auditors report periodically to the Audit Committee regarding the extent of services they provided in accordance with the Committee’s pre-approvals and the fees for services performed to date.  In 2010, the Audit Committee’s pre-approval requirement was not waived for any fees or services.

Audit Fees

The aggregate fees billed by Crowe Horwath LLP for professional services rendered for the audits of our annual financial statements were $751,375 in 2010 and $873,796 in 2009.  The fees also covered services related to our Facility Agreement [deleted CEA] in 2010 and our public offerings of 8% Notes in 2009.  Additionally, these fees covered other filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, and services that are normally provided by the auditors in connection with statutory and regulatory fillings or engagements.

Audit-Related Fees

The aggregate fees billed by Crowe Horwath LLP for services that were reasonably related to the performance of the audit or review of our consolidated financial statements not reported under “Audit Fees” above were $8,010 and $0 in 2010 and 2009, respectively. These charges represent services for an audit required to comply with the terms of our Cooperative Endeavor Agreement with the State of Louisiana.

Tax Fees

In 2010 and 2009, we did not pay Crowe Horwath LLP any fees for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees

Crowe Horwath LLP did not provide any products or services other than those reported in the preceding paragraphs.

Related Person Transactions, Compensation Committee Interlocks and Insider Participation

Review of Transactions

Prior to the adoption of the Related Person Transactions Policy described below, the Board reviewed and monitored any arrangements with related persons.

On April 16, 2007, the Board adopted a written policy with respect to transactions in which we participate and related persons have a material interest.  Related persons include our  executive officers, directors, director nominees, 5% or more beneficial owners of the our common stock and immediate family members of these persons.  Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $120,000 per year.  Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy.  If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction.  In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes.  A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us.  The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest.  The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the company to continue with the transaction, the transaction is fair to the Company and the failure to comply with the policy's pre-approval requirements was not due to fraud or deceit.

Reportable Related Party Transactions and Compensation Committee Interlocks and Insider Participation

Services Provided by Thermo.  We have an informal understanding with Thermo that we will reimburse Thermo for expenses incurred by Messrs. Monroe, Lynch and Roberts in connection with their services to us including temporary living expenses while at our offices or traveling on its business, but for Mr. Monroe generally excluding air travel expenses.  For the year ended December 31, 2010, such reimbursements aggregated approximately $128,000, including approximately $62,000 related to expenses for Mr. Monroe.  For the year ended December 31, 2010, we recorded approximately $371,000 for general and administrative expenses incurred by Thermo on our behalf.  In addition, we recorded $169,000 for services provided to us by officers of Thermo that were accounted for as a contribution to capital.  Neither Thermo nor Messrs. Monroe, Lynch or Roberts receive any fees or reimbursements other than as described above or under “Director Compensation.”

Thermo Agreements.  To fulfill certain conditions precedent to funding under our senior secured credit facility agreement with a syndicate of French banks (the “Facility Agreement”), we entered into several agreements with Thermo Funding as described below.

Secured Debt Conversion

On June 19, 2009, Thermo Funding exchanged all of the approximately $180 million of outstanding secured debt (including accrued interest) owed to it by us under our senior secured credit agreement for one share of Series A Convertible Preferred Stock (the “Series A Preferred”), and the credit agreement was terminated.  In December 2009, Thermo Funding converted the share of Series A Preferred into 109,424,034 shares of voting common stock and 16,750,000 shares of nonvoting common stock.

Note and Warrant Offering

On June 19, 2009, we sold $55 million in aggregate principal amount of 8.00% Convertible Senior Unsecured Notes and warrants to purchase shares of our common stock to selected institutional investors, including $11.4 million principal amount of notes and warrants to an affiliate of Thermo Funding, in a direct offering registered under the Securities Act of 1933.

Contingent Equity Agreement

On June 19, 2009, we entered into a Contingent Equity Agreement with Thermo Funding whereby Thermo Funding agreed to deposit $60 million into a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement.  Under the terms of the Facility Agreement, we will be required to make drawings from this account if and to the extent we have an actual or projected deficiency in our ability to meet indebtedness obligations due within a forward-looking 90 day period.  Thermo Funding pledged the contingent equity account to secure our obligations under the Facility Agreement.  If we draw any funds from the contingent equity account, we will issue Thermo Funding shares of our common stock calculated using a price per share equal to 80% of the volume-weighted average closing price of the common stock for the 15 trading days immediately preceding the draw.  Any undrawn amounts in the account will be returned to Thermo Funding after we have made the second scheduled repayment under the Facility Agreement.

The Contingent Equity Agreement also provides that we will pay Thermo Funding an availability fee of 10% per year for maintaining funds in the contingent equity account. This fee is payable solely in warrants to purchase common stock at $0.01 per share with a five-year exercise period from issuance, with respect to a number of shares equal to the available balance in the contingent equity account divided by $1.37, subject to an annual retroactive adjustment at each anniversary of the date of the agreement.  We issued Thermo Funding a warrant to purchase 4,379,562 shares for this fee upon the establishment of the Contingent Equity Account and the first anniversary of the agreement.  We issued a warrant to purchase 2,516,990 shares in accordance with the anti-dilution provision of the agreement in December 2009.  No voting common stock is issuable if it would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock.

Subordinated Loan Agreement

On June 25, 2009, we entered into a Loan Agreement with Thermo Funding whereby Thermo Funding agreed to lend us $25 million for the purpose of funding the debt service reserve account required under the Facility Agreement. This loan is subordinated to, and the debt service reserve account is pledged to secure, all of our obligations under the Facility Agreement. The loan accrues interest at 12% per annum, which is capitalized and added to the outstanding principal in lieu of cash payments.  We will make payments to Thermo Funding only when permitted under the Facility Agreement.  The loan becomes due and payable six months after the obligations under the Facility Agreement have been paid in full, a change in control of the Company or any acceleration of the maturity of the loans under the Facility Agreement occurs.  As additional consideration for the loan, we issued Thermo Funding a warrant to purchase 4,205,608 shares of common stock at $0.01 per share with a five-year exercise period.  No common stock is issuable upon such exercise if such issuance would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock.

Short Term Note

In advance of the funding of the Facility Agreement, Thermo Funding provided cash to meet our working capital needs under a short-term, unsecured promissory note.  In January 2010, Thermo Funding agreed with us, upon recommendation and approval of the Board, to convert our promissory note held by Thermo Funding in the principal amount of $2,259,531 (plus accrued interest) into 2,525,750 shares of our nonvoting common stock.

Payments to Affiliates.  In 2010 and 2009, the Company purchased approximately $1.8 million and $3.7 million, respectively, of services and equipment from a company whose non-executive chairman, Mr. Jones, served as a member of the Compensation Committee.  Mr. Jones and Mr. Hasler are minority stockholders of this company.

Other Relationships.  Messrs. Dalton, Hasler and McIntyre are directors of ET Water, a privately held company of which Mr. Dalton was formerly Chairman.  Mr. McIntyre is the current Chairman and Chief Executive Officer of ET Water.

Stockholder Proposals at the 2012 Annual Meeting

In order for any stockholder proposal to be eligible for inclusion in our proxy statement and on our proxy card for the 2012 Annual Meeting of Stockholders, it must be received by our Corporate Secretary at the address shown on the cover of this proxy by December 12, 2011.  The proxy card we distribute for the 2012 Annual Meeting of Stockholders may include discretionary authority to vote on any matter that is presented to stockholders at that meeting (other than by the Board) if we do not receive notice of the matter at the above address by December 12, 2011.

Householding

Under SEC rules, only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us.  Brokers with accountholders who are our stockholders may be householding these materials.  Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us c/o Director of Investor Relations, 300 Holiday Square Blvd., Covington, Louisiana 70433, (985) 335-1505.

Requests for Certain Documents

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for information on the public reference room.  The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC.  Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.

We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com.  The documents available on, and the contents of, our website are not incorporated by reference into this proxy statement.

By order of the Board of Directors,

Richard S. Roberts, Corporate Secretary
Covington, Louisiana
April 11, 2011

Globalstar™

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, FOR Proposal 3 and every 3 YEARS on Proposal 4.

1. Election of Class B Directors:*

Nominee	For	Withhold	Nominee	For	Withhold
01 - John Kneuer	☐	☐	02 - James F. Lynch	☐	☐

*To serve for a three-year term and until their respective successors are duly elected and qualified:

Proposal	For	Against	Abstain
2. To ratify the selection of CroweHorwath LLP as independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

Proposal	3 Yrs	2 Yrs	1 Yr	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Globalstar™

Proxy — GLOBALSTAR, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2011

The undersigned hereby appoints Peter J. Dalton and Dirk J. Wild and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Globalstar, Inc. (the "Annual Meeting") to be held at 300 Holiday Square Blvd., Covington, Louisiana 70433 on Tuesday, May 17, 2011 at 10:00 a.m., Central Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

Directions to the meeting may be obtained by calling (985) 335-1505.
The proxy statement and annual report are available at www.globalstar.com.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND EVERY "3 YEARS" FOR PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF UP TO TWO INDIVIDUALS AS CLASS A DIRECTORS WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.
THIS PROXY IS CONTINUED ON REVERSE SIDE